Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made effective as of August 16, 2025 (the “Effective Date”), by and between TAO Synergies Inc. (the “Company”), OSS Capital LLC (the “Consultant”), and Joe Jacks (the “Service Provider”) (collectively, the Company, the Consultant, and the Service Provider, the “Parties” or individually a “Party”).

WHEREAS, the Consultant, through the Service Provider, provides consulting services to fund raising, advise companies on business development, corporate strategy, and management; and

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which the Consultant will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Parties, intending to be legally bound, hereby agree as follows:

A.Engagement

The Consultant, through the Service Provider, shall provide the Services defined below in Section C herein for the Company (the “Engagement”). In this capacity, the Consultant and the Service Provider agree to devote their best efforts, energy and skill to the full discharge of their duties and responsibilities.

B.Term

1.Term. Services under this Agreement shall commence on the Effective Date and shall continue through the 1-year anniversary of the Effective Date, unless earlier terminated pursuant to Section B(2) hereof or upon the mutual written consent of the Parties (the “Term”). The term of this Agreement shall be extended for additional terms upon mutual written consent.

2.Termination. The Consultant or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach. For purposes of clarity, a material breach shall include, without limitation, the Consultant’s and/or the Service Provider’s failure to provide the Services contemplated hereunder on a timely and reasonably satisfactory basis. The Company may terminate this Agreement immediately upon written notice to the Consultant if the Service Provider is not the managing member or otherwise in control of the Consultant.

C.Services to be Performed

1.Services. During the Term of this Agreement, the Consultant shall assist the Company in general corporate activities including but not limited to fund raising; crypto portfolio management; investor relations; strategic planning; deal flow analysis; introductions to further its business goals; advice related to sector growth initiatives; and any other consulting or advisory services which the Company reasonably requests that Consultant provide to the Company (the

“Services”). The Services rendered pursuant to this Agreement shall be rendered to the Executive Chairman of the Board of Directors of the Company. The Services shall be personally performed by the Service Provider and may not be delegated without the express written permission of the Company. The Consultant shall remain liable for all acts of the Service Provider as if the acts of the Service Provider were the acts of the Consultant.

D.Compensation for Services

1.Warrants. In consideration for the Services rendered by the Consultant and the Consultant’s other obligation under this Agreement, the Company shall issue to the Consultant on the Effective Date warrants to purchase shares of common stock of the Company (“Common Stock”), in the amounts as set forth on Exhibit A attached hereto and in the form attached hereto as Exhibit B (the “Warrants”). The Warrants shall be subject to the terms and conditions, including vesting and forfeiture conditions, as set forth therein. The Company shall provide a PDF copy of the executed Warrants upon execution of this Agreement. Assuming the Consultant has complied with the provisions and requirements of Rule 144 promulgated under the Securities Act of 1933, as amended, the Company agrees to assist the Consultant to remove the restrictive legend from the shares of Common Stock underlying the Warrants (the “Warrant Shares”), including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) obtaining a legal opinion from the Company’s authorized counsel at the Company’s expense, and (iii) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Warrant Shares of restriction as soon as possible, in each case as further set forth in the Warrants.

2.Entire Compensation. The Consultant and the Service Provider acknowledge that the Warrants constitute the sole and entire compensation and reimbursements payable for the Engagement and the provision of the Services of the Consultant, and the Parties specifically agree that no other compensation, benefits or reimbursements of any other nature shall be paid or payable to the Consultant or the Service Provider as a result of the provision of Services hereunder.

E.Nondisclosure of Confidential and Proprietary Information.

1.Obligation to Maintain Confidentiality. Each of the Consultant and the Service Provider acknowledges that it will have access to and possession of trade secrets, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries, and affiliates and their respective business relations. Each of the Consultant and the Service Provider recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company’s business, and that access thereto and knowledge thereof are essential to the Consultant’s and the Service Provider’s performance of Services. During the Term and thereafter, each of the Consultant and the Service Provider will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information, except at the request of the Company. Each of the Consultant and the Service Provider will use no less than a reasonable standard of care to prevent disclosing to third parties any Confidential Information. This Section shall not preclude the Consultant or the Service Provider from the use or disclosure of any and all information known generally to the public or from disclosure of information required by law or court order, provided that the Company is reasonably notified of any such disclosure required by law or court order in order for the Company to seek a protective order and after all reasonable remedies for maintaining the Confidential Information in confidence have been examined, is afforded the opportunity, to the extent practicable, to dictate the manner and timing of any such disclosure.

2.Third Party Information. Each of the Consultant and the Service Provider further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, each of the Consultant and the Service Provider will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with the services required under this Agreement for the Company, unless expressly authorized by the Company in writing.

3.Treatment and Ownership of Confidential Information. Each of the Consultant and the Service Provider shall store and maintain all Confidential Information in a secure place. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination or expiration of the Term, neither the Consultant nor the Service Provider shall make further use of any Confidential Information.

4.Use of Information of Prior Employers. At no time will the Consultant or the Service Provider improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Consultant or the Service Provider, as applicable, has an obligation of confidentiality, or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Consultant or the Service Provider, as applicable, has an obligation of confidentiality unless consented to in writing by that former employer or person and agreed to by the Company.

5.Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Company hereby provides notice and each of Consultant and Service Provider hereby acknowledges that neither Consultant nor Service Provider may be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant or Service Provider files a lawsuit or other court proceeding against the Company for retaliating against Consultant or Service Provider, as the case may be, for reporting a suspected violation of law, Consultant or Service Provider, as applicable, may disclose the trade secret to the attorney representing Consultant or Service Provider, as applicable, and use the trade secret in the court proceeding, so long as Consultant or Service Provider, as applicable, files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.Return of Company Property. Upon any termination of this Agreement, each of the Consultant and Service Provider will deliver to the Company (and will not keep in his possession,

recreate or deliver to anyone else) any and all Confidential Information, devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. Each of the Consultant and Service Provider expressly acknowledges and agrees that any property situated on the Company’s premises and owned by the Company (including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas) is subject to inspection by Company personnel at any time with or without notice.

F.Intellectual Property. Any know-how, inventions, discoveries, data, information, specifications, sketches, records, reports, proposals, software, charts, designs, or other documents, whether or not of a technical, operational, or economic nature, and any United States and foreign patent applications related thereto, which are or were conceived or developed by the Consultant or the Service Provider, whether individually, or jointly with any Company employee, and arising out of the services provided to the Company or out of exposure to Confidential Information, are hereby assigned, and shall be assigned, to the Company, and shall be the sole property of the Company. Each of the Consultant and the Service Provider agrees to promptly notify the Company of any patentable inventions which are conceived or reduced to practice by or for the Consultant or the Service Provider, as the case may be, in connection with the services to the Company provided by either the Consultant or the Service Provider, as applicable. Each of the Consultant and the Service Provider shall perform such acts and execute such assignments, papers, agreements and instruments as are necessary to vest, ensure and perfect the Company’s rights and title therein. Except as otherwise provided herein, each of the Consultant and the Service Provider further agrees that all reports, information, data and documents developed or generated during the Consultant’s or the Service Provider’s services (including any Confidential Information) shall be deemed works made for hire for the Company and shall be owned solely, exclusively and entirely by the Company and shall be usable by the Company for any purpose. As to any such materials subject to the protection of the Copyright Act of 1976 (including any of same which are not deemed works made for hire for any reason), each of the Consultant and the Service Provider agrees that all rights to copyright and reproduction shall be the property of the Company, and each of the Consultant and the Service Provider shall execute any and all such assignments, papers, agreements and instruments as are necessary to vest, ensure and perfect the Company’s title and copyright therein. Notwithstanding the foregoing, this Section does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Consultant’s or the Service Provider’s own time, unless (i) the invention relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Consultant or the Service Provider for the Company. Each of Consultant and Service Provider has attached hereto, as an exhibit, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant and Service Provider, as the case may be, prior to Consultant’s or Service Provider’s service (collectively referred to as “Prior Inventions”), which belong to Consultant or Service Provider, as the case may be, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, each of Consultant and Service Provider represents that there are no such Prior Inventions.

G.Legal and Equitable Remedies. Because the Consultant’s and the Service Provider’s services are personal and unique and because the Consultant and the Service Provider have and will continue to have access to, and become acquainted with, Confidential Information, each of the Consultant and the Service Provider expressly acknowledges and agrees that (1) a breach or threatened breach of any of Sections E or F by the Consultant or the Service Provider would result in irreparable harm for which money damages would be an inadequate remedy, and (2) the Company will have the right to enforce Sections E and F and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without posting a bond or other security, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company’s remedies under this Section G are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

H.Indemnification

1.The Consultant and Service Provider shall not be liable to the Company or their subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless such Loss shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of the Consultant or Service Provider. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined below) relating to the Services which may be provided by Consultant or Service Provider hereunder. The Company and its subsidiaries shall defend, indemnify and hold harmless Consultant and Service Provider from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of either of the Company other than for Claims which are a result of gross negligence, bad faith or willful misconduct by the Consultant or Service Provider. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company or its subsidiaries and the Consultant (or Service Provider) or in which the Consultant (or Service Provider) may be included with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Consultant or Service Provider, except that if such damage is the result of gross negligence, bad faith or willful misconduct by the Consultant or Service Provider then the Consultant or Service Provider, as applicable, shall reimburse the Company and their subsidiaries for the reasonable costs of defense and other costs incurred by the Company and its subsidiaries (including any losses as a result of such actions).

2.The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

3.The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

I.Survival

The obligations of the Parties pursuant to Sections E, F, and H shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

J.Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that the Consultant and the Service Provider, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by the Consultant or otherwise. The Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

K.Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties the Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

L.Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

M.Counterparts

This Agreement may be signed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

N.Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be governed by the internal laws of the State of Delaware without regard to choice of law principles. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New York located in the New York County, and of the United States District Court of the Southern District of New York and the parties agree to submit to the personal jurisdiction and venue in these courts. Each Party waives the right to a trial by jury in any such dispute. The prevailing or non-dismissing party in any such dispute shall be entitled to reimbursement of all reasonable expenses, including court costs and attorney fees incurred in good faith.

O.Notices

All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, or (iii) when transmitted by electronic mail, in each case addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section O:

If to the Company:	TAO Synergies Inc.
1185 Avenue of the Americas, 3rd Floor
New York, NY 10036
Attn: Robert Weinstein
Title: Chief Financial Officer

If to the Consultant:	OSS Capital LLC

If to the Service Provider:	Joe Jacks
Same as to the Consultant

P.Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

COMPANY:
TAO Synergies Inc.

By:	/s/ Joshua Silverman
Name: Joshua Silverman
Title: Executive Chairman

CONSULTANT:
OSS Capital LCC

By:	/s/ Joe Jacks
Name: Joe Jacks
Title: Managing Member

SERVICE PROVIDER:
Joe Jacks

By:	/s/ Joe Jacks
Name:Joe Jacks

[Signature Page to Consulting Services Agreement]

Exhibit A

Consulting Fee

Warrants to purchase 100,000 shares of Common Stock, at an exercise price of $8.40 per share.

The Warrants shall be subject to the terms as set forth therein.

A-1

Exhibit B

Form of Warrant

[provided separately]

B-1